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                                                                    Exhibit 15.1



August 29, 2002

Peter Kiewit Sons', Inc.
1000 Kiewit Plaza
Omaha, Nebraska 68131

Re: Registration Statement on Form S-4 of Peter Kiewit Sons', L.P. and
    Peter Kiewit Sons' GP, Inc., filed with the
    Securities and Exchange Commission on August 16, 2002

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 14, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Omaha, Nebraska